Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-4 of Exxon Mobil Corporation to be filed on or about December 22, 2023, and in the related Proxy Statement/Prospectus, including any amendments thereto (collectively, the “Registration Statement”), of all references to our firm and our audit letter dated February 8, 2023, and the information contained therein, included in or made a part of the Annual Report on Form 10-K of Pioneer Natural Resources Company for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

December 22, 2023